Exhibit (g)(26)
LETTER AGREEMENT
July 12, 2011
Mr. Matthew Kelly
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111
Dear Mr. Kelly:
This letter is to notify you that Janus Investment Fund (the “Trust”) will change the name of Janus Long/Short Fund to Janus Global Market Neutral Fund (the “Fund”), effective September 30, 2011. The Trust requests confirmation that all references to “Janus Long/Short Fund” in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”), shall be replaced with “Janus Global Market Neutral Fund,” and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND

By:	/s/ Stephanie Grauerholz-Lofton Stephanie Grauerholz-Lofton
Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers Michael F. Rogers
Executive Vice President
Agreed to this 27th day of July, 2011.